                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY


================================================================================

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG



                              D&B HOLDINGS I, INC.,


                            D&B ACQUISITION SUB, INC.

                                       AND


                              DAVE & BUSTER'S, INC.


                                  MAY 30, 2002

================================================================================

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
ARTICLE I THE OFFER...............................................................................................2

1.1        The Offer..............................................................................................2
1.2        Company Actions........................................................................................3
1.3        Single Step Merger.....................................................................................4

ARTICLE II THE MERGER.............................................................................................4

2.1        The Merger.............................................................................................4
2.2        Closing................................................................................................5
2.3        Effective Time.........................................................................................5
2.4        Effects of the Merger..................................................................................5
2.5        Articles of Incorporation and Bylaws...................................................................5
2.6        Directors..............................................................................................5
2.7        Officers...............................................................................................5
2.8        Conversion of Common Stock and Options.................................................................5
2.9        Exchange of Certificates...............................................................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................8

3.1        Corporate Organization.................................................................................9
3.2        Subsidiaries...........................................................................................9
3.3        Capitalization........................................................................................10
3.4        Corporate Authority; Noncontravention.................................................................10
3.5        Consents and Approvals................................................................................11
3.6        SEC Reports...........................................................................................11
3.7        Absence of Certain Changes or Events..................................................................12
3.8        Litigation............................................................................................13
3.9        Employee Benefit Plans................................................................................13
3.10       Information Supplied..................................................................................14
3.11       Conduct of Business; Permits..........................................................................15
3.12       Taxes.................................................................................................15
3.13       Environmental.........................................................................................17
3.14       Title to Assets; Liens................................................................................18
3.15       Real Property.........................................................................................19
3.16       Intellectual Property.................................................................................22
3.17       Material Contracts....................................................................................22
3.18       Brokers...............................................................................................23
3.19       Board and Special Committee Action....................................................................23
3.20       Opinion of Financial Advisor..........................................................................24
3.21       Control Share Acquisition.............................................................................24
3.22       Rights Agreement......................................................................................24

3.23       Vote Required.........................................................................................24
3.24       Insurance.............................................................................................24
3.25       Suppliers.............................................................................................25
3.26       Labor.................................................................................................25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF  PARENT AND PURCHASER...............................................25

4.1        Organization..........................................................................................25
4.2        Authority and Related Matters.........................................................................25
4.3        No Conflicts; Consents................................................................................25
4.4        Information Supplied..................................................................................26
4.5        Financing.............................................................................................26
4.6        Brokers...............................................................................................26
4.7        No Prior Activities...................................................................................26

ARTICLE V COVENANTS RELATED TO CONDUCT OF BUSINESS...............................................................27

5.1        Conduct of Business...................................................................................27
5.2        No Solicitation.......................................................................................30

ARTICLE VI ADDITIONAL COVENANTS..................................................................................31

6.1        Preparation of Proxy Statement; Stockholders Meeting..................................................31
6.2        Access to Information; Confidentiality................................................................31
6.3        Reasonable Efforts; Notification......................................................................32
6.4        Benefit Plans.........................................................................................33
6.5        Indemnification.......................................................................................33
6.6        Fees and Expenses.....................................................................................34
6.7        Public Announcements..................................................................................34
6.8        Directors.............................................................................................35
6.9        Cooperation of Financing Efforts......................................................................35
6.10       Consents..............................................................................................36
6.11       Takeover Statutes.....................................................................................36

ARTICLE VII CONDITIONS PRECEDENT.................................................................................36

7.1        Conditions to Each Party's Obligation to Effect the Merger............................................36

ARTICLE VIII TERMINATION.........................................................................................37

8.1        Termination...........................................................................................37
8.2        Effect of Termination.................................................................................38

ARTICLE IX GENERAL PROVISIONS....................................................................................38

9.1        Non-survival of Representations and Warranties........................................................38
9.2        Notices...............................................................................................39
9.3        Partial Invalidity....................................................................................39

9.4        Execution in Counterparts; Facsimile Signatures.......................................................40
9.5        Governing Law, Etc....................................................................................40
9.6        Assignment; Successors and Assigns; No Third Party Beneficiaries......................................40
9.7        Titles and Headings...................................................................................40
9.8        Schedules and Exhibits................................................................................40
9.9        Knowledge.............................................................................................40
9.10       Entire Agreement; Amendments..........................................................................41
9.11       Waivers...............................................................................................41

                                    SCHEDULES

Schedule 3.2      Subsidiaries
Schedule 3.3      Capitalization
Schedule 3.4      Conflicts
Schedule 3.5      Consents and Approvals
Schedule 3.6      Financial Matters
Schedule 3.7      Certain Changes
Schedule 3.8      Litigation
Schedule 3.9      Employee Benefits
Schedule 3.11     Conduct of Business
Schedule 3.12     Taxes
Schedule 3.13     Environmental Matters
Schedule 3.14     Title to Assets; Liens
Schedule 3.15     Real Property
Schedule 3.16     Intellectual Property
Schedule 3.17     Material Contracts
Schedule 3.24     Insurance
Schedule 3.25     Suppliers
Schedule 5.1      Operations Prior to the Closing Date
Schedule 6.4      Employment Arrangements
Schedule 6.5      Maximum Insurance Premium
Schedule 6.10     Cooperation
Schedule 9.9      Persons Having Knowledge

                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER, dated as of May 30, 2002 (this "Agreement"), is by and among Dave & Buster's, Inc., a Missouri corporation (the "Company"), D&B Holdings I, Inc., a Delaware corporation ("Parent"), and D&B Acquisition Sub, Inc., a Missouri corporation and a wholly-owned subsidiary of Parent ("Purchaser").

                                   BACKGROUND

                  A. The respective Boards of Directors of Parent, Purchaser and the Company, and a Special Committee (the "Special Committee") of the Board of Directors of the Company (composed entirely of directors who have no direct or indirect interest in the transactions contemplated hereby), each have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company by means of a merger of Purchaser with and into the Company (the "Merger") on the terms and subject to the conditions set forth in this Agreement.

                  B. In furtherance of the Merger, Parent proposes to cause Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") for the purchase of all the issued and outstanding shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), including the associated stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of September 22, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"), at a price per share of $12.00, net cash to each seller of Common Stock, upon the terms and subject to the conditions set forth in this Agreement.

                  C. The Board of Directors of the Company, upon the recommendation of the Special Committee, has approved the Offer and recommends (subject to the limitations contained herein) that the Company's stockholders accept the Offer and tender their shares of Common Stock pursuant thereto.

                  D. Concurrently with the execution and delivery of this Agreement, Parent is entering into an agreement with certain stockholders of the Company (the "Support and Exchange Agreement") pursuant to which, among other things, such stockholders shall agree to take certain actions to support the transactions contemplated by this Agreement.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I
                                    THE OFFER

                  1.1 THE OFFER.

                  (a) Subject to the conditions of this Agreement, as promptly as practicable, but in no event later than five business days after the date of the execution and delivery of this Agreement, Purchaser shall, and Parent shall cause Purchaser to, commence the Offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The obligation of Purchaser to, and of Parent to cause Purchaser to, commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (any of which may be waived by Purchaser in its sole discretion, provided that, without the consent of the Company, Purchaser may not waive the Minimum Tender Condition (as defined in Exhibit A)). The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer. Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not, except as provided in the next sentence: (i) reduce the number of shares of Common Stock subject to the Offer; (ii) reduce the price per share of Common Stock to be paid pursuant to the Offer; (iii) modify or add to the conditions set forth in Exhibit A in any manner adverse to the holders of Common Stock; (iv) extend the Offer; (v) change the form of consideration payable in the Offer; or (vi) otherwise amend the Offer in any manner adverse to the holders of Common Stock. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (x) extend the Offer for up to a maximum of 10 additional business days, if at the initial expiration date of the Offer any of the conditions to Purchaser's obligation to purchase shares of Common Stock set forth herein or in Exhibit A are not satisfied; (y) extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC applicable to the Offer; and (z) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under this Section 1.1(a). If the Minimum Tender Condition has been satisfied and all other conditions to the Offer have been satisfied or waived but less than 90% of the Fully Diluted Shares (as defined below) have been validly tendered and not withdrawn on the scheduled expiration date, Purchaser may accept and purchase all of the Common Stock tendered in the initial offer period and may notify holders of Common Stock of Purchaser's intent to provide a "subsequent offer period" for tender of at least 90% of the Fully Diluted Shares pursuant to Rule 14d-11 of the Exchange Act, which subsequent offer period shall not exceed 15 business days. "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. It is agreed that the conditions to the Offer are for the benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or Purchaser not inconsistent with the terms hereof). On the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall, and Parent shall cause Purchaser to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  (b) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO") and a Statement on Schedule 13E-3 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 13E-3"). The Schedule TO shall contain, among other things, an offer to purchase and a related letter of transmittal and other ancillary documents (such Schedule TO, including the Schedule 13E-3 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Each of Parent and Purchaser on the one hand, and the Company on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is false or misleading in any material respect, and each of Parent and Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal or state securities laws. Parent and Purchaser shall promptly notify the Company and its counsel regarding any comments that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and shall promptly provide to the Company and its counsel copies of such written comments, if any. The Company shall cooperate with Parent and Purchaser in responding to any comments received from the SEC with respect to the Offer Documents.

                  (c) Subject to the terms and conditions of this Agreement, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any shares of Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer.

                  1.2 COMPANY ACTIONS.

                  (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement, subject to the approval of the Merger by the Company's stockholders in accordance with the Missouri BCL (as defined in Section 2.1), if required.

                  (b) In accordance with Rule 14d-9(e) of the Exchange Act, and prior to the Company Stockholder Approval (as defined in Section 3.23), if any, the Company shall file with the SEC a Solicitation/ Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time and including the exhibits thereto, the "Schedule 14D-9") containing the recommendations described in Section 3.19 hereof and shall mail the Schedule 14D-9 to the stockholders of the Company. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information is false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall promptly notify Parent and its counsel regarding any comments the Company or its counsel may receive from the SEC or its staff with respect to the

Schedule 14D-9 and shall promptly provide to the Parent and its counsel copies of such written comments, if any.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of the latest practicable date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate this Agreement, Parent and Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall, upon request, use reasonable efforts to deliver to the Company or destroy all copies of such information then in their possession, followed promptly by written confirmation of copies destroyed, if any.

                  1.3 SINGLE STEP MERGER. In the event that, upon expiration of the Offer, at least 66 2/3% of the Fully Diluted Shares have been validly tendered and not withdrawn but the Minimum Tender Condition has not been satisfied and no shares of Common Stock are accepted by Purchaser for purchase and payment pursuant to the Offer, Parent, Purchaser and the Company shall proceed with the Merger as expeditiously as reasonably possible subject to all applicable terms and conditions contained in this Agreement, provided that the obligations of Parent and Purchaser to consummate the Merger shall also be conditioned on (i) satisfaction of each of the conditions set forth in Exhibit A (disregarding references to the Offer contained therein) other than the Minimum Tender Condition and (ii) notwithstanding anything to the contrary in Section
4.5 hereof or elsewhere in this Agreement, the funding from third party lenders of at least $155 million of new debt financing and availability of an additional $30 million line of credit from third party lenders, in each case on commercially reasonable terms as determined in the good faith judgment of Parent. If this Section 1.3 applies, (x) the "Merger Consideration" referred to in Section 2.8(a) and elsewhere in this Agreement shall be the per share price of the Offer in effect immediately prior to expiration of the Offer and (y)
Section 7.1(d) shall not apply.

                                   ARTICLE II
                                   THE MERGER

                  2.1 THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General and Business Corporation Law of the State of Missouri (the "Missouri BCL"), Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 2.3) whereupon the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

                  2.2 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York 10166 as soon as practicable after all the conditions set forth in
Section 7.1 have been satisfied (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

                  2.3 EFFECTIVE TIME. Prior to the Closing, Parent shall prepare, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State for the State of Missouri, Articles of Merger (the "Articles of Merger") executed in accordance with the relevant provisions of the Missouri BCL and shall make all other filings or recordings required under the Missouri BCL to give effect to the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State for the State of Missouri (the time the Merger becomes effective being the ("Effective Time").

                  2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the Missouri BCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

                  2.5 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation of Purchaser in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Purchaser in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

                  2.6 DIRECTORS. The directors of Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

                  2.7 OFFICERS. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

                  2.8 CONVERSION OF COMMON STOCK AND OPTIONS. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Common Stock or any shares of capital stock of Purchaser:

                  (a) Common Stock. Each issued and outstanding share of Common Stock (other than shares of Common Stock to be canceled and retired in accordance with Section 2.8(c) and any Dissenting Shares (as defined in Section 2.8(d)) shall be converted into the right to receive in cash from the Company an amount equal to the price per share of Common Stock paid pursuant to the Offer (the "Merger Consideration"). As of the Effective Time, all such shares of

Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.9, without interest.

                  (b) Purchaser Capital Stock. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (c) Cancellation of Treasury Stock and Purchaser-Owned Common Stock. Each share of Common Stock that is owned by the Company, Parent or Purchaser, or any wholly-owned subsidiary of the Company or Parent, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

                  (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Persons who are entitled to demand, and properly demand, payment of the fair value of such shares pursuant to, and who comply in all respects with, Section 351.455 of the Missouri BCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but rather shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Missouri BCL; provided, however, that if any holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses the right to payment of the fair value of such shares under the Missouri BCL, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 2.8(a). The Company shall give prompt notice to Parent of any demands received by the Company for payment of the fair value of any shares of Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                  (e) Stock Options. Immediately prior to the Effective Time, each outstanding Company Stock Option (as defined in Section 3.3) which is then exercisable or becomes exercisable as a result of the consummation of the transactions contemplated by this Agreement, shall be canceled by the Company, and at the Effective Time the holder thereof shall be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time in consideration for such cancellation an amount in cash equal to the product of a) the number of shares of Common Stock previously subject to such Company Stock Option and b) the excess, if any, of the Merger Consideration over the exercise price per share for such Company Stock Option, reduced by the amount of withholding or other taxes required by law to be withheld. Except as provided herein or as otherwise agreed by the parties, the Company Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time. Prior to the Effective Time, the Board of Directors of the Company and the Compensation Committee of the

Board of Directors shall adopt such resolutions and the Company shall take such other actions as are necessary to carry out the terms of this Section 2.8(e).

                  2.9 EXCHANGE OF CERTIFICATES.

                  (a) Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates (the "Certificates") representing Common Stock. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.8(a) (such cash being hereinafter referred to as the "Exchange Fund").

                  (b) Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.8(a)
(i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.8(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person (as defined below) other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.8(a). No interest shall be paid or shall accrue on the cash payable upon the surrender of any Certificate. For purposes of this Agreement, "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization or other entity.

                  (c) The Merger Consideration paid in accordance with the terms of this Article II, upon conversion of any shares of Common Stock, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any

Certificates formerly representing shares of Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) Any portion of the Exchange Fund (plus any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the holders of Certificates representing Common Stock as provided in this Section 2.9 for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.

                  (e) None of Parent, Purchaser, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.5), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                  (f) The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

                  (g) Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                  (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may direct as indemnity against any claim which may be made against it with respect to such Certificate and/or delivery of a suitable indemnity, the Paying Agent will issue, in each case, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to each of Parent and Purchaser as follows:

                  3.1 CORPORATE ORGANIZATION. Each of the Company and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failures which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (as defined below). For purposes of this Agreement, "Material Adverse Effect" means any event, change, effect or development that
(i) is or is reasonably expected to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), prospects, assets or liabilities of the Company and all of its Subsidiaries, taken as a whole, or (ii) impairs or would reasonably be expected to impair, in any material respect, the ability of the Company to perform its obligations under this Agreement.

                  3.2 SUBSIDIARIES. Each Subsidiary of the Company is identified on Schedule 3.2. All the outstanding equity interests of each Subsidiary of the Company are validly issued, fully paid and nonassessable and are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever ("Liens"), except as set forth on Schedule
3.2. There are no proxies with respect to any shares of capital stock of any such Subsidiary. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of the Company's Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other Person. There are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other equity interests or any securities convertible into or exchangeable for any capital stock or other equity interests. The Company does not directly or indirectly own a greater than 5% equity interest in any Person that is not a Subsidiary of the Company. For purposes of this Agreement, "Subsidiary" means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly through one or more Subsidiaries, (i) owns more than 40% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 40% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the manager or managing member, (ii) such Person and its Subsidiaries together own more than 40% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) at least a 40% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

                  3.3 CAPITALIZATION. The authorized capital stock of the Company consists solely of (i) 50,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of the date of this Agreement: (A) 13,269,611 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right; (B) no shares of Preferred Stock were issued or outstanding; (C) 2,526,799 shares of Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options; (D) 500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of the Rights and (E) 285,500 shares of Company Restricted Stock were issued and outstanding under the Company Stock Plans. Except as disclosed in this Section
3.3 or in Schedule 3.3, there are (i) no other options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, sell, transfer, redeem or otherwise acquire any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests or any Voting Debt (as defined below), (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote ("Voting Debt") and (iii) no agreements or commitments that restrict the transfer of any shares of capital stock of the Company or relate to the voting of any shares of capital stock of the Company or require the Company to register any shares of capital stock of the Company. As used herein, "Company Stock Option" means any option to purchase Common Stock and "Company Stock Plans" means the plans providing for the grant of Company Stock Options or any other issuance of capital stock of the Company and listed in Schedule 3.3(b).

                  3.4 CORPORATE AUTHORITY; NONCONTRAVENTION.

                  (a) The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (i) duly authorized and adopted by the unanimous vote of the Special Committee and by the unanimous vote of the Company's Board of Directors, (ii) determined to be fair from a financial point of view to, advisable and in the best interests of, the stockholders of the Company by the Special Committee and the Company's Board of Directors and (iii) duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the Missouri BCL. This Agreement has been duly executed and delivered by the Company and, subject to the approval of the Merger by the Company's stockholders in accordance with the Missouri BCL, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

                  (b) Except as set forth in Schedule 3.4(b), the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (exclusive of any financing to be consummated by Parent or Purchaser) will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which each of their respective properties are bound or subject, (ii) violate or conflict with the Restated Articles of Incorporation of the Company currently on file with the Secretary of State of the State of Missouri (the "Restated Articles of Incorporation") or Bylaws of the Company or the comparable charter documents or Bylaws of any of its Subsidiaries, each as amended, or (iii) conflict with, modify, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or terminate, accelerate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any contract, agreement, indenture, lease, permit, license, certificate, franchise or other instrument of any kind to which the Company or any of its Subsidiaries is a party, of which the Company or any of its Subsidiaries is the beneficiary or by which the Company or any of its Subsidiaries or any of their respective property is bound or subject, except for conflicts, violations, breaches or defaults, terminations, accelerations, cancellations or rights of termination, acceleration or cancellation which, individually or in the aggregate, and assuming the exercise of any rights of termination, acceleration or cancellation, have not had and would not reasonably be expected to have a Material Adverse Effect.

                  3.5 CONSENTS AND APPROVALS. Except for applicable requirements of the Exchange Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing and recordation of appropriate Articles of Merger or other documents as required by the Missouri BCL, and except as set forth in Schedule 3.5, the Company is not required to submit any application, notice, report or other filing with any Federal, state, local or foreign government or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or any other Person in connection with the execution, delivery or performance of this Agreement, except where the failure to submit such application, notice, report or other filing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on
Schedule 3.5, no waiver, consent, approval or authorization of any Governmental Entity or any other Person is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement, except where the failure to obtain such waivers, consents, approvals or authorizations, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

                  3.6 SEC REPORTS.

                  (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1998 (collectively, the "SEC Reports"). The SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The financial statements contained in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated statements of operations and cash flows of the Company for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring non-material year-end adjustments. The Company is not a party to any material off-balance sheet transactions or agreements, other than as set forth in Schedule 3.6(b).

                  (c) Except as reflected or reserved against in the financial statements contained in the SEC Reports filed prior to the date of this Agreement or as otherwise disclosed in such filed SEC Reports or in Schedule 3.6(c), the Company has no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, have had or would reasonably be expected to have Material Adverse Effect.

                  3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since February 3, 2002, except as contemplated by this Agreement or as set forth in Schedule 3.7 or in the SEC Reports filed prior to the date of this Agreement, there has not been:

                  (a) any Material Adverse Effect (other than such as may relate to economic conditions generally in the United States);

                  (b) any strike, picketing, work slowdown or other labor disturbance that has had or would reasonably be expected to have a Material Adverse Effect;

                  (c) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect;

                  (d) any (i) grant of any severance or termination pay to (A) any director or executive officer of the Company or any of its Subsidiaries or
(B) any other officer or employee of the Company, except in the case of clause
(B) which do not cost $100,000 individually or $500,000 in the aggregate, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) entered into with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries other than, in the case of employees (other than directors and officers), in the ordinary course of business consistent with past practice;

                  (e) any redemption or other acquisition of Common Stock or other capital stock of the Company or options or rights to acquire shares of Common Stock or other capital stock of the Company by the Company or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans;

                  (f) any issuance by the Company, or agreement or commitment of the Company to issue, any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock, except for the issuance of shares of Common Stock in accordance with the terms of outstanding Options; or

                  (g) any change by the Company in accounting principles except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the SEC Reports filed prior to the date of this Agreement.

                  Since February 3, 2002, the Company has conducted its business in the ordinary course, consistent with past practice, except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 3.7 or as contemplated by this Agreement.

                  3.8 LITIGATION. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 3.8, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights of the Company or any of its Subsidiaries or any of their respective officers or directors in their capacity as such, before any Governmental Entity or arbitral authority, nor any internal investigations (other than investigations in the ordinary course of the Company's or any of its Subsidiaries' compliance programs) being conducted by the Company or any of its Subsidiaries nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company or any of its Subsidiaries, which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. Neither the Company or any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

                  3.9 EMPLOYEE BENEFIT PLANS. Schedule 3.9 sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of, or relating to, any employee of, or independent contractor or consultant to, the Company or any of its Subsidiaries (together, the "Employee Plans"). The Company has delivered or made available to Purchaser true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the most recent annual actuarial valuation report, if any, (iv) the last filed Form 5500 together with Schedule A and/or B thereto, if any, (v) the "summary plan description" (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (vi) the most recent annual and periodic accounting of related plan assets. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Employee Plan. All Employee Plans have been approved and administered in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code and there are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the "remedial amendment period," as described in Section 401(b) of the Code and the regulations thereunder. All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time. No Employee Plan subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived. The Company has not incurred nor reasonably expects to incur any liability under Title IV of Section 302 of ERISA or Section 412 of the Code other than liability to the Pension Benefit Guaranty Corporation with respect to insurance premiums (which premiums have been paid when due). Neither the Company nor any of its Subsidiaries contributes nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any pension or retirement plan which is a "multiemployer plan" (as defined in Section 3 (37) of ERISA). No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law. No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries, except as may otherwise be limited or prohibited by applicable law. Except as set forth on Schedule 3.9, no amounts payable under any Employee Plan will fail to be deductible for federal income tax purposes by virtue of
Section 162(m) or 280G of the Code. Except as set forth on Schedule 3.9, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with a related event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  3.10 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in:
(i) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or

(ii) the proxy statement contemplated by Section 6.1 (together with any amendments and supplements thereto, (the "Proxy Statement"), if required, will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.1(b)) or at the time of any action by written consent in lieu of a meeting pursuant to Section
351.273 of the Missouri BCL with respect to this Agreement and the Merger, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement (as defined in Section 6.8) and the Proxy Statement, if required, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based solely on information supplied by Parent or Purchaser for inclusion or incorporation by reference therein.

                  3.11 CONDUCT OF BUSINESS; PERMITS. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 3.11, the business of the Company and each of its Subsidiaries is not being (and since February 2, 1998 has not been) conducted in default or violation of any term, condition or provision of (i) the Restated Articles of Incorporation or Bylaws of the Company or the comparable charter documents or Bylaws of any of its Subsidiaries (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or
(iii) any federal, state, county, regional, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or their respective businesses, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The permits, licenses, approvals, certifications and authorizations from any Governmental Entity (collectively, "Permits") held by the Company and each of its Subsidiaries are valid and sufficient in all material respects for all business presently conducted by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written claim or notice nor has any knowledge indicating that the Company or any of its Subsidiaries is not in compliance with the terms of any such Permits and with all requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

                  3.12 TAXES.

                  (a) Except as set forth in Schedule 3.12, and except for such failures as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries has timely filed with the appropriate governmental authorities all Tax Returns (as defined below) required to be filed by or with respect to the Company or any of its Subsidiaries or their respective operations or assets, and such Tax Returns are true, correct and complete, (ii) all Taxes (as defined below) due with respect to taxable years for which the Tax Returns for the Company and each of its Subsidiaries were filed, all Taxes required to be paid on an estimated or installment basis, and all Taxes required to be withheld with respect to the Company and each of its Subsidiaries or their respective employees, operations or assets have been timely and properly paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, (iii) the reserve for Taxes set forth on the balance sheet of the Company as of February 3, 2002 is adequate for the payment of all Taxes through the date thereof and no Taxes have been incurred after February 3, 2002 which were not incurred in the ordinary course of business, (iv) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, (v) no Federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and there are no outstanding deficiencies or assessments asserted or, to the Company's knowledge, proposed; any such proceedings, deficiencies or assessments shown in Schedule
3.12 are being contested in good faith through appropriate proceedings and the Company has made available to Purchaser copies of all revenue agent reports (or similar reports) and related schedules relating to pending Tax audits of the Company or any of its Subsidiaries, (vi) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, or with respect to their respective operations or assets, no power of attorney granted by the Company or any of its Subsidiaries with respect to any matter relating to Taxes is currently in force, and neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, and (vii) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), entered into on or prior to the Closing Date, or (C) any ruling received from the IRS.

                  (b) Neither the Company nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

                  (c) Except as set forth in Schedule 3.12, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (d) No claim has been made in writing to the Company by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any Subsidiary is or may be subject to Tax in that jurisdiction.

                  (e) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

                  (f) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

                  3.13 ENVIRONMENTAL.

                  (a) Except as set forth in Schedule 3.13(a), the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws (as defined below) (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except such failures to be in compliance, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in compliance with Environmental Laws, and there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

                  (b) Except as set forth in Schedule 3.13(b), there is no Environmental Claim (as defined below) pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, in each case which has had or would reasonably be expected to have a Material Adverse Effect.

                  (c) Except as set forth in Schedule 3.13(c), there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material (as defined below) which could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, in each case which has had or would reasonably be expected to have a Material Adverse Effect.

                  (d) The Company has delivered or otherwise made available for inspection to Purchaser true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company or any of its Subsidiaries which have been prepared since January 1, 1997 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company's or any of its Subsidiaries' compliance with applicable Environmental Laws.

                  (e) For purposes of this Agreement, "Cleanup" means all actions required to: (i) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment;

(iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

                  (f) For purposes of this Agreement, "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release (as defined below), of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  (g) For purposes of this Agreement, "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                  (h) For purposes of this Agreement, "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                  (i) For purposes of this Agreement, "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                  3.14 TITLE TO ASSETS; LIENS.

                  (a) Set forth in Schedule 3.14(a) is a true, correct and complete list of all real property leased by the Company or any of its Subsidiaries. Except as set forth in Schedule 3.14(a), each of the leases relating to Leased Real Property (as defined below) is a valid and subsisting leasehold interest of the Company or any of its Subsidiaries of the Company free of subtenancies and other occupancy rights and Liens (other than Permitted Liens and as set forth on Schedule 3.14(a)), is a binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms, and is in full force and effect.

                  (b) Set forth in Schedule 3.14(b) is a true, correct and complete list of each parcel of real property and interest in real property owned in full by the Company or any of its Subsidiaries (the "Owned Real Property"). Except as set forth in Schedule 3.14(b), the Company or a Subsidiary of the Company has good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Lien, except Permitted Liens.

                  (c) For purposes of this Agreement, "Leased Real Property" shall mean each of the leasehold interests held by the Company or any of its Subsidiaries under the Real Property Leases.

                  (d) For purposes of this Agreement, "Permitted Liens" shall mean (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings; (ii) statutory liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's liens or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue; (iii) with respect to the Real Property, minor title defects or irregularities that do not, individually or in the aggregate, impair the value or present use of such property; and (iv) as to any Real Property Lease, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which do not materially impair the value or present use of such Real Property Lease.

                  (e) For purposes of this Agreement, "Real Property" shall mean the Leased Real Property and the Owned Real Property.

                  (f) For purposes of this Agreement, "Real Property Leases" shall mean the real property leases (and/or guarantees thereof) to which the Company or any of its Subsidiaries is a party.

                  3.15 REAL PROPERTY.

                  (a) To the best knowledge of the Company, there are no defects, shortages or restrictions in or affecting the stores, buildings, improvements and structures, fixtures or equipment located on or at the Real Property which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

                  (b) Except as set forth in Schedule 3.15(b), neither the Company nor any of its Subsidiaries has granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property. Except as set forth on Schedule 3.15(b), neither the Company's nor any of its Subsidiaries' interests with respect to the Real Property Leases has been assigned or pledged and are not subject to any Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries has vacated or abandoned any portion of the Real Property or given notice to any Third Party of their intent to do the same.

                  (c) Neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person.

                  (d) Except as set forth in Schedule 3.15(d), there is no contract or agreement to which the Company or any of its Subsidiaries is a party, affecting any of the Real Property, except those which (i) are terminable on not more than sixty days' notice without premium or penalty or (ii) require payment of less than $5,000 per month per location but will expire or be terminated within one year of the Effective Date.

                  (e) Neither the Company nor any of its Subsidiaries has received any written notice of any pending, threatened or contemplated condemnation proceeding affecting any of the Real Property or any part thereof or of any sale or other disposition of any of the Real Property or any part thereof in lieu of condemnation.

                  (f) Neither the Company nor any of its Subsidiaries has received any written notices from any Governmental Entity or any entity responsible for the enforcement of applicable restrictive covenants stating or alleging that any improvements located on the Real Property have not been constructed in compliance with applicable laws or covenants or are being operated in violation of applicable law, except for such as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

                  (g) Neither the Company nor any of its Subsidiaries has received any written notices from any Governmental Entity requiring or advising as to the need for any material repair, alteration, restoration or improvement in connection with the Real Property.

                  (h) To the best knowledge of the Company, the Real Property is in all material respects in good condition and repair (ordinary wear and tear excepted) and adequate in all material respects for the continued conduct of the business to which it relates.

                  (i) With respect to the Leased Real Property, except as set forth on Schedule 3.15(i):

                           (i) the Real Property Leases are in full force and effect; neither the Company nor any of its Subsidiaries has received any written notice or, to the best knowledge of the Company, oral notice, that any material default, or condition which with the passage of time would constitute a default, exists under the Real Property Leases, except such notices as to which the alleged defaults have been cured or otherwise resolved;

                           (ii) true, correct and complete copies of the Real Property Leases have been delivered to Purchaser prior to the date hereof and such Real Property Leases have not been amended, modified or supplemented since that date;

                           (iii) no consent by the landlord under the Real Property Leases is required in connection with the consummation of the transaction contemplated herein;

                           (iv) the Company or a Subsidiary of the Company has non-disturbance agreements with the landlord's lender with respect to each Real Property Lease;

                           (v) none of the Leased Real Property has been pledged by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens);

                           (vi) neither the Company nor any of its Subsidiaries has given any notice to any landlord under any of the Real Property Leases indicating that it will not be exercising any extension or renewal options under the Real Property Leases. All security deposits required under the Real Property Leases have been paid to and, to the best knowledge of the Company, are being held by the applicable landlord under the Real Property Leases;

                           (vii) Schedule 3.15(i) sets forth a summary of all construction allowances payable under the Real Property Leases and the amounts thereof which, as of the date hereof, have been drawn by Seller or any of its Subsidiaries; and

                           (viii) except as set forth on Schedule 3.15(i), the Company or its Subsidiaries has taken possession of each of the Leased Real Properties.

                  (j) The current use of the Real Property does not violate any instrument of record or agreement affecting such Real Property, except for any such violations as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. There are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Governmental Entity having jurisdiction over any of the Real Property that affect such Real Property or the use or occupancy thereof other than those (i) arising in the ordinary course of business or (ii) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

                  (k) There are currently in effect such insurance policies for the Real Property as are customarily maintained with respect to similar properties. All premiums due on such insurance policies have been paid by the Company and the Company will maintain such insurance policies from the date hereof through the Effective Time or earlier termination of this Agreement. The Company has not received and has no knowledge of any notice or request from any insurance company requesting the performance of any work or alteration with respect to the Real Property or any portion thereof. The Company has received no notice from any insurance company concerning, nor is the Company aware of, any defects or inadequacies in the Real Property, which, if not corrected, would result in the termination of insurance coverage or increase its cost.

                  (l) Set forth in Schedule 3.15(l) is a true, correct and complete list of all construction and material alteration projects currently ongoing with respect to any Real Property (the "Improvements"). The Improvements are, in all material respects, in good condition and repair and adequate to operate such facilities as currently used, and, to the Company's knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the current use, occupancy or operation thereof which interference, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

                  (m) To the knowledge of the Company, each parcel of Real Property is currently being used in a manner that is consistent with and in compliance with the property classification assigned to it for real estate tax assessment purposes. To the knowledge of the

Company, there are no special taxes or assessments, or any planned public improvements that may result in a special tax or assessment, with respect to any Real Property. There is no special or other proceeding pending or, to the Company's knowledge, threatened in which any taxing authority having jurisdiction over any of the Real Property is seeking to review or increase the assessed value thereof, except for any regular periodic assessment or reassessment in accordance with applicable law.

                  3.16 INTELLECTUAL PROPERTY. Except as set forth in Schedule 3.16, the Company owns, or is licensed or otherwise possesses rights to use all patents, trademarks and service marks (registered or unregistered), trade names, domain names, computer software and copyrights and applications and registrations therefor, in each case, which are material to the conduct of the business of the Company, (collectively, the "Intellectual Property Rights"). Except as set forth in Schedule 3.16, there are neither any outstanding nor, to the Company's knowledge, threatened material disputes or disagreements with respect to any of the Intellectual Property Rights nor to the Company's knowledge is there any basis therefor, which disputes, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

                  3.17 MATERIAL CONTRACTS.

                  (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or Schedule 3.17, neither the Company nor any of its Subsidiaries is a party to or bound by:

                           (i) any "material contract" (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

                           (ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that individually involves future aggregate annual payments by the Company or any of its Subsidiaries of $500,000 or more;

                           (iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of its Subsidiaries, that individually involves future aggregate annual payments to the Company or any of its Subsidiaries of $500,000 or more;

                           (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries in the amount of $250,000 or more;

                           (v) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

                           (vi) any voting or other agreement governing how any shares of Common Stock shall be voted; or

                           (vii) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes.

                  The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or are bound are collectively referred to herein as "Company Material Contracts."

                  (b) Except as set forth on Schedule 3.17(b), each Company Material Contract is valid and binding on the Company or any of its Subsidiaries of the Company and is in full force and effect, and the Company or any of its Subsidiaries of the Company, as applicable, has performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance or nonperformance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company does not know, nor has given or received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract, except where such violations or defaults, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

                  3.18 BROKERS. No broker, finder or investment banker (other than Houlihan, Lokey, Howard & Zukin) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Purchaser true and complete information concerning the financial arrangements between the Company and Houlihan, Lokey, Howard & Zukin pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereby.

                  3.19 BOARD AND SPECIAL COMMITTEE ACTION.

                  (a) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions: (i) approving this Agreement, the Support and Exchange Agreement, the Offer and the Merger; (ii) determining that the terms of the Offer and the Merger are fair from a financial point of view to and in the best interests of the Company and its stockholders;
(iii) recommending that the holders of Common Stock accept and tender their shares of Common Stock pursuant to the Offer; and (iv) recommending that the Company's stockholders adopt this Agreement.

                  (b) The Special Committee, at a meeting duly called and held, at which all the Special Committee members were present duly and unanimously adopted resolutions: (i) approving this Agreement, the Support and Exchange Agreement, the Offer and the Merger; (ii) determining that the terms of the Offer and the Merger are fair from a financial point of view to and in the best interests of the Company and its stockholders; (iii) recommending that the holders of Common Stock accept and tender their shares of Common Stock pursuant to the Offer; (iv) recommending that the Company's stockholders adopt this Agreement; (v) approving this Agreement, the Support and Exchange Agreement, the Offer and the Merger for purposes of the provisions of Section 351.459 of the Missouri BCL; and (vi) approving such amendments to the Bylaws of the Company or other actions as shall be necessary to opt out of the provisions of Section 351.407 of the Missouri BCL.

                  3.20 OPINION OF FINANCIAL ADVISOR. The Special Committee and the Company have received the opinion of Houlihan, Lokey, Howard & Zukin, the Special Committee's financial advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the Company's stockholders as provided herein is fair to such stockholders from a financial point of view. The written confirmation of such opinion has been provided to Purchaser.

                  3.21 CONTROL SHARE ACQUISITION. Following the actions of the Board of Directors of the Company and the Special Committee as described in
Section 3.19, there is no "fair price," "moratorium," "control share" or other similar state takeover statute or regulation (each, a "Takeover Statute") or comparable takeover provision of the Restated Articles of Incorporation or Bylaws of the Company that applies or purports to apply to the Company, the Offer, the Merger or the transactions contemplated by this Agreement.

                  3.22 RIGHTS AGREEMENT. The Company has taken all necessary action so that none of the execution of this Agreement and the Support and Exchange Agreement, the making of the Offer, the acquisition of shares of Common Stock pursuant to the Offer or the consummation of the Merger will (i) cause the Rights to become exercisable, (ii) cause Purchaser or any of its affiliates to become an Acquiring Person (as such term is defined in the Rights Agreement) or
(iii) give rise to a Distribution Date (as such term is defined in the Rights Agreement). The Company has furnished Purchaser with true and complete copies of evidence of all actions taken and all other documents that fulfill the requirements of this Section 3.22.

                  3.23 VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is the only vote necessary (under applicable law or otherwise) to approve the Merger (the "Company Stockholder Approval").

                  3.24 INSURANCE. Each of the Company and its Subsidiaries maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon as of the date hereof have been paid in full. Except as set forth on Schedule 3.24, none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. Since the Company's formation, there have been no historical gaps in insurance coverage of the Company or any of its Subsidiaries.

                  3.25 SUPPLIERS. Set forth in Schedule 3.25 is a list of the ten largest suppliers of the Company on a consolidated basis based on the dollar value of materials or products purchased by the Company or any of its Subsidiaries for the fiscal year ended February 3, 2002. Since such date, there has not been, nor as a result of the Offer or the Merger does the Company have a reason to anticipate there to be, any change in relations with any of the major suppliers of the Company or its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. The existing suppliers of the Company and its Subsidiaries are adequate in all material respects for the operation of the Company's business as operated on the date hereof.

                  3.26 LABOR. Since the enactment of Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), neither the Company nor any of its Subsidiaries has effectuated a "plant closing" or a "mass layoff" (as such terms are defined in the WARN Act); nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. None of the employees of the Company and any of its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act).

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

                  Parent and Purchaser represent and warrant to the Company as follows:

                  4.1 ORGANIZATION . Each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to own its properties and to conduct its businesses as presently conducted.

                  4.2 AUTHORITY AND RELATED MATTERS. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of Parent and Purchaser of this Agreement and the performance by it of its obligations have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. Parent, as sole stockholder of Purchaser, has approved and adopted this Agreement. Each of Parent and Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and conditions.

                  4.3 NO CONFLICTS; CONSENTS. The execution and delivery of this Agreement by each of Parent and Purchaser, do not, and the consummation of the Offer and the Merger and compliance with the terms hereof and thereof will not,
(i) conflict with any of the provisions of the charter or organizational documents of Parent or Purchaser; (ii) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or Purchaser is a party or by which any of their respective properties or assets is bound or subject; or (iii) subject to the filings and other matters referred to in the following sentence, contravene any domestic or foreign law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Offer and the Merger. No consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity which has not been received or made, is required to be obtained or made by or with respect to Parent or Purchaser in connection with the execution, delivery and performance of this Agreement or its obligations hereunder, other than: (i) compliance with and filings under the HSR Act, if applicable; (ii) the filing with the SEC of
(A) the Offer Documents and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Offer and the Merger; (iii) the filing of the Articles of Merger with the Secretary of State of the State of Missouri; and (iv) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Offer and the Merger.

                  4.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

                  4.5 FINANCING. Parent and Purchaser have provided the Company with true and correct copies of signed written financing commitments with respect to the Offer and the Merger obtained as of the date of this Agreement. Parent has accepted the financing commitments and paid all fees due thereunder as of the date of this Agreement. Purchaser will use its commercially reasonable efforts to obtain financing sufficient to consummate the Offer and the Merger. Notwithstanding the foregoing or delivery of the financing commitments, Parent, Purchaser and the Company acknowledge and agree that the obligations of Parent and Purchaser to consummate the Offer and the Merger and to perform the other obligations hereunder are not conditioned upon Parent's or Purchaser's ability to obtain financing pursuant to the financing commitments or otherwise.

                  4.6 BROKERS. Except for UBS Warburg and DB Securities, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement, the Offer and the Merger based upon arrangements made by or on behalf of Parent or Purchaser.

                  4.7 NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this

Agreement and the transactions contemplated hereby (including any financing arrangements), neither Parent nor Purchaser has incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever.

                                    ARTICLE V
                    COVENANTS RELATED TO CONDUCT OF BUSINESS

                  5.1 CONDUCT OF BUSINESS.

                  (a) Except for matters set forth in Schedule 5.1 or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (subject to the express restrictions set forth below) and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and key employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them so that its goodwill and ongoing business shall not be materially impaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.1 or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of
Parent:

                           (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (B) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) authorize for issuance, issue, deliver, sell, pledge or grant (A) any shares of its capital stock, (B) any Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

                           (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

                           (iv) (A) enter into, or propose or negotiate to enter into, any material contract (other than as contemplated in clause (xv) below or otherwise required by this

         Agreement), (B) amend, or propose or negotiate to amend, the terms of any existing Company Material Contracts, (C) acquire, or propose or negotiate to acquire, any interest in a corporation, partnership or joint venture arrangement, or (D) sell, transfer, assign, relinquish, terminate or make any other material change (taken on an individual basis) in, or propose or negotiate to take any such action with respect to, the Company's material interests (as of the date of this Agreement) in the equity or debt securities of any corporation, partnership or joint venture arrangement which holds such an interest, including, without limitation, the imposition of any Lien on any of the foregoing;

                           (v) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) any assets that are material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole;

                           (vi) (A) grant to any officer or director of the Company or any Subsidiary any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents and except for fees payable to the members of the Special Committee, (B) grant to any officer or director of the Company or any Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements, (C) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Employee Plan, except as required by applicable law, or
         (E) take any action to accelerate any rights or benefits (including vesting under the Company's 401(K) Plan), or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Employee Plan;

                           (vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

                           (viii) sell, lease, license or otherwise dispose of or subject to any Lien any properties or assets, except in the ordinary course of business consistent with past practice;

                           (ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other

         Person, other than to or in the Company or any direct or indirect wholly-owned subsidiary of the Company;

                           (x) make or agree to make any new capital expenditure or expenditures other than capital expenditures which do not exceed the amount budgeted therefor in the Company's annual capital expenditures budget for fiscal year 2002 previously provided to Parent.

                           (xi) make any material Tax election or settle or compromise any material Tax liability or refund or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or action;

                           (xii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

                           (xiii) make any material change (including failing to renew) in the amount or nature of the insurance policies covering the Company and the Subsidiaries;

                           (xiv) waive any material claims or rights relating to the Company's or any of the Subsidiaries' business;

                           (xv) (i) redeem the rights outstanding under the Rights Agreement, or amend or modify or terminate the Rights Agreement or render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any Person or action, other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the execution, delivery and performance of this Agreement, the Offer and the Merger or (ii) permit the Rights to become non-redeemable at the redemption price currently in effect (notwithstanding the foregoing, immediately prior to the Effective Time, the Company shall, if so requested by Purchaser, redeem the Rights); or

                           (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

                  (b) The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in: (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue; (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect; or (iii) any condition to the Offer set forth in Exhibit A, or any condition to the Merger set forth in Article VII, not being satisfied.

                  5.2 NO SOLICITATION.

                  (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of the Company or any Subsidiary (collectively, "Company Representatives") to: (i) solicit, initiate or knowingly encourage the submission of, any Company Takeover Proposal (as defined below); (ii) enter into any agreement with respect to any Company Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, at any time prior to the consummation of the Offer, the Company's Board of Directors may, in response to a Superior Proposal (as defined below) that was not solicited by the Company or any Company Representative on or after the date hereof and that did not otherwise result from a breach of this Section 5.2(a), and subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 5.2(b), participate in discussions and negotiations regarding such Superior Proposal and furnish information concerning the Company to the Person making such Superior Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and the Subsidiaries taken as a whole, or 25% or more of any class of equity securities of the Company or any Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of the Company or any Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, 100% of the outstanding shares of Common Stock or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors determines in its good faith judgment (based on the written advice of its financial advisors) (x) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal, and (y) provides greater present value to the Company's stockholders than the cash consideration to be received by such stockholders pursuant to the Offer and the Merger, as the Offer and the Merger may be amended from time to time.

                  (b) The Company's Board of Directors shall promptly advise Parent orally and in writing of the existence of any Takeover Proposal or Superior Proposal.

                  (c) Nothing contained in this Section 5.2 shall prohibit the Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from changing its recommendation with respect to the Offer and this Agreement, or making any disclosure to the Company's stockholders, if, in the good faith judgment of the Company, after consultation with outside counsel, failure to take any such action would result in a breach of its fiduciary duties to stockholders under applicable law.

                                   ARTICLE VI
                              ADDITIONAL COVENANTS

                  6.1 PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETING.

                  (a) If the approval and adoption of this Agreement by the Company's stockholders is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

                  (b) To the extent that this Agreement requires Company Stockholder Approval, the Company shall, if requested by Parent and as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval (including establishing the record date, if requested by Parent, to be the date immediately after the date Purchaser first purchases any shares of Common Stock pursuant to the Offer). The Board of Directors, subject to Section 5.2(c), shall recommend to its stockholders that they give the Company Stockholder Approval. If Purchaser or any other subsidiary of Parent shall acquire at least 90% of the Fully Diluted Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 351.447 of the Missouri BCL.

                  (c) Parent agrees to cause all shares of Common Stock purchased pursuant to the Offer and all other shares of Common Stock owned by Purchaser or any other subsidiary of Parent to vote to adopt and approve this Agreement and the Merger at the Company Stockholders Meeting or, at the election of Parent, to be subject to action by written consent in favor of the Company Stockholder Approval pursuant to Section 351.273 of the Missouri BCL.

                  6.2 ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's directors, officers, employees, accountants, counsel, financial advisers, financing sources and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent:

(i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws; and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. All nonpublic information exchanged pursuant to this Section 6.2 shall be subject to the confidentiality agreement dated as of March 26, 2002, as amended and/or supplemented from time to time thereafter, between the Company and Investcorp International Inc. (the "Confidentiality Agreement").

                  6.3 REASONABLE EFFORTS; NOTIFICATION.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other obligations of such party hereunder, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company shall: (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement; and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Offer and the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer and the Merger. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations.

                  (b) The Company shall give prompt notice to Parent, and Parent or Purchaser shall give prompt notice to the Company, of: (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  6.4 BENEFIT PLANS.

                  (a) For one year after the Effective Time, Parent shall either (i) cause the Surviving Corporation to continue to sponsor and maintain the Employee Plans (except for any Company Stock Plan), or (ii) provide benefits to the employees of the Company who continue to be employed by the Surviving Corporation (the "Company Employees") under employee benefit plans, programs, policies or arrangements that in the aggregate are substantially similar to those benefits provided to the Company Employees by the Company immediately prior to the Closing Date (excluding any stock option or other equity compensation plan or program). With respect any employee benefit plan, program, policy or arrangement (other than stock options or stock based compensation) sponsored or maintained by Parent and offered to the Company Employees in addition to or as a substitute for the Employee Plans, Parent shall give the Company Employees service credit for their employment with the Company for eligibility and vesting purposes as if such service had been performed with Parent. If Parent offers health benefits to the Company Employees under a group health plan that is not a Employee Plan, Parent shall waive any pre-existing condition exclusions under such group health plan to the extent coverage exists for such condition under the Employee Plan and shall credit each Company Employee with all deductible payments and co-payments paid by such Company Employee under the Company's health plan prior to the Closing Date during the current plan year for purposes of determining the extent to which any such Company Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health plan for such plan year.

                  (b) Following the Effective Time, Parent shall cause the Surviving Corporation and the Subsidiaries to honor (subject to this Section 6.4 and Section 6.5) all obligations under all of the employment, severance, consulting and similar agreements of the Company and its Subsidiaries existing on the date hereof that are set forth on Schedule 6.4(b).

                  (c) Nothing herein shall be construed as giving any employee of the Company or any Subsidiary, except as set forth in Schedule 6.4(c), any right to continued employment following the Effective Time.

                  6.5 INDEMNIFICATION.

                  (a) After the earlier of (1) the Effective Time or (2) the consummation of the Offer, Parent shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each an "Indemnified Party"), against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation)) incurred by reason of the fact that such Person is or was an officer or director of the Company or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted by law, such right to include advancement of expenses incurred in the defense of any action or suit to the extent permitted by the Missouri BCL; provided, however, that any determination required to be made with respect to whether such Indemnified Party is entitled to indemnity hereunder (including without limitation whether, with respect to the indemnification of such Indemnified Party by the Surviving Corporation, an Indemnified Party's conduct complies with the standards set forth under the Missouri BCL), shall be made at Parent's expense by independent counsel mutually acceptable to Parent and the Indemnified Party; provided further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company.

                  (b) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the members of the Special Committee and current or former directors or officers of the Company and the Subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company's Restated Articles of Incorporation, Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company's Restated Articles of Incorporation, Bylaws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

                  (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is as set forth on Schedule 6.5.

                  6.6 FEES AND EXPENSES. All fees and expenses incurred in connection with the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as provided in
Section 8.2.

                  6.7 PUBLIC ANNOUNCEMENTS.

                  (a) Through the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other obligations under this Agreement and shall not issue any such press release or make any such public statement relating thereto prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                  (b) The Company shall give at least 24 hours' prior written notice to Parent Sub of any proposed press release or other public statement not relating to the Offer, the Merger or any of the obligations under this Agreement, which notice shall include the text of such press release or public statement.

                  6.8 DIRECTORS. Promptly upon the acceptance for payment of, and payment by Purchaser for, any shares of Common Stock pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Company's Board of Directors as will give Purchaser, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Common Stock so accepted for payment and paid for by Purchaser plus the number of shares of Common Stock otherwise owned by Purchaser or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Purchaser's designees to be so elected; provided, however, that in the event that Purchaser's designees are appointed or elected to the Board of Directors, until the Effective Time the Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a Person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two Persons to fill such vacancies who shall not be officers, stockholders or affiliates of the Company, Parent or Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (the "Information Statement"), and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Purchaser's designees). In connection with the foregoing, the Company shall promptly, at the option of Purchaser, either increase the size of the Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Board of Directors as provided above.

                  6.9 COOPERATION WITH FINANCING EFFORTS. The Company agrees to provide, and will cause each of the Subsidiaries and its and their respective officers, employees and advisors to provide, reasonable cooperation in connection with the arrangement of any financing in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by Purchaser.

                  6.10 CONSENTS. From and after the date of this Agreement and until the Closing, the Company shall use its commercially reasonable efforts to obtain the consents listed in Schedule 6.10.

                  6.11 TAKEOVER STATUTES. If any Takeover Statute shall become applicable to the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or resolution on the transactions contemplated hereby.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

                  7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) If required by law, the Company shall have obtained the Company Stockholder Approval.

                  (b) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, if any, shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

                  (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

                  (d) Purchaser shall have previously accepted for payment and paid for the shares of Common Stock tendered and not withdrawn pursuant to the Offer.

                  (e) In the event that Section 1.3 applies, the representations and warranties by the Company contained in this Agreement (which for purposes of this Section 7.1(e) shall be read as though none of them contained any Material Adverse Effect or other materiality qualifications) shall be true and correct in all respects as of the date of this Agreement and at the Effective Time, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that the representations in Section 3.3 (Capital Structure) as to the number of issued and outstanding shares of capital stock of the Company and Company Stock Options shall be true and correct in all respects.

                                  ARTICLE VIII
                                   TERMINATION

                  8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder
Approval:

                  (a) By mutual written consent of Parent, Purchaser and the Company;

                  (b) By either Parent or the Company if:

                           (i) the Merger is not consummated on or before October 31, 2002 (the "Outside Date"), unless the failure to consummate the Merger is the result of a willful or material breach this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

                           (ii) any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                           (iii) subject to Section 1.3, as the result of the failure of any of the conditions set forth in Exhibit A to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any shares of Common Stock pursuant to the Offer; or

                           (iv) upon a vote at a duly held stockholders meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; provided, however, that this Agreement may not be terminated by Parent pursuant to this clause (iv) if Parent or Purchaser shall have failed to vote the shares of Common Stock held by it in favor of the Merger;

                  (c) by Parent, if the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Exhibit A;

                  (d) subject to Section 1.3, by Parent, if any of the conditions set forth in Exhibit A shall become incapable of fulfillment prior to the Outside Date and shall not have been waived by all applicable parties, and the Offer shall have terminated or expired by its terms without Purchaser having purchased any shares of Common Stock pursuant to the Offer;

                  (e) by Parent, if the Board of Directors fails to make, or withdraws, modifies or changes, in any manner adverse to Parent and Purchaser, its approval or recommendation of the Offer, the Merger or this Agreement; or

                  (f) by the Company, (i) if Parent or Purchaser breaches or fails to perform in any material respect any of their respective covenants contained in this Agreement or (ii) if prior to consummation of the Offer, the Board of Directors of the Company shall have provided written notice to Parent that the Company is prepared, upon termination of this Agreement, to enter into a binding written definitive agreement for a Superior Proposal; provided that in the case of this clause (ii): (A) the Company shall have complied with Section 5.2 in all respects; (B) the Board of Directors of the Company shall have reasonably concluded in good faith in consultation with its financial advisor and outside counsel that such proposal is a Superior Proposal; (C) Parent does not make, within five business days after receipt of the Company's written notice referred to above in this clause
(ii), an offer that the Board of Directors of the Company shall have reasonably concluded in good faith in consultation with its financial advisor and outside counsel is at least as favorable to the stockholders of the Company as the Superior Proposal; and (D) the Company shall have paid Parent the amounts set forth in Section 8.2(b) concurrently with such termination.

                  8.2 EFFECT OF TERMINATION.

                  (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than Section 6.2, Section 6.6, this
Section 8.2 and Article IX; provided, however, that nothing contained in this
Section 8.2 shall relieve any party from liability for any breach of this Agreement.

                  (b) If this Agreement is terminated pursuant to Section 8.1(e) or 8.1(f)(ii), the Company shall pay to Parent the sum of $5.0 million in cash. In addition, the Company shall reimburse Parent, Purchaser and their affiliates for all out-of-pocket fees and expenses incurred by any of them in connection with the negotiation of this Agreement and preparation of the Offer and the Merger and any related financings (including, without limitation, fees and costs of attorneys and accountants and other advisors and fees payable to banks, financial institutions and their respective agents and fees of financial printers engaged by Parent, Purchaser or their affiliates). This Section 8.2 will survive any termination of this Agreement. The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section 8.2, the Company shall pay to Parent all costs and expenses (including attorney's fees) in connection with collecting such amounts, together with interest on the amount of the unpaid transaction expenses and termination fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX
                               GENERAL PROVISIONS

                  9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties set forth in Article III or IV of this Agreement shall survive beyond the Effective Time.

                  9.2 NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) three business days after being sent by registered or certified mail, return receipt requested, (b) upon delivery, if hand delivered, (c) one business day after being sent by prepaid overnight carrier with guaranteed delivery, with a record of receipt, or (d) upon transmission with confirmed delivery if sent by facsimile, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                  (a)      if to Parent or Purchaser:

                           D&B Holdings I, Inc.
                           D&B Acquisition Sub, Inc.
                           c/o Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention: E. Michael Greaney
                           Fax: (212) 351-4035

                     with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention: E. Michael Greaney, Esq.
                           Fax: (212) 351-4035


                  (b)      if to the Company:

                           Dave & Buster's, Inc.
                           2481 Manana Drive
                           Dallas, Texas 75220
                           Attention: General Counsel
                           Fax: (214) 357-1536

                     with a copy to:

                           Hallett & Perrin, P.C.
                           2001 Bryan Street, Suite 3900
                           Dallas, Texas 75201
                           Attention: Bruce H. Hallett, Esq.
                           Fax: (214) 922-4170

                  9.3 PARTIAL INVALIDITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

                  9.4 EXECUTION IN COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

                  9.5 GOVERNING LAW, ETC. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, the City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and the transactions contemplated hereby and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                  9.6 ASSIGNMENT; SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer a benefit upon any Person other than the parties hereto (and their successors and assigns permitted by this Section 9.6) and the Indemnified Parties and their respective heirs, legatees and personal representatives to the extent provided in Section 6.5.

                  9.7 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  9.8 SCHEDULES AND EXHIBITS. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                  9.9 KNOWLEDGE. In each provision of this Agreement in which a representation or warranty is qualified to the "knowledge" of a Person or to the "best of the knowledge" of a Person, unless otherwise stated in such provision, each such phrase means that the Person does not have actual knowledge after reasonable investigation of any state of facts which is different from the facts described in the warranty or representation. With respect to the Company, such knowledge shall refer solely to the "knowledge" of one or more of those individuals identified in Schedule 9.9.

                  9.10 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the schedules and exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. Any purported amendment that does not comply with the foregoing shall be null and void.

                  9.11 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor shall it in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


D&B HOLDINGS I, INC.                    DAVE & BUSTER'S, INC.

    By:  /s/ Simon Moore                By:  /s/ David O. Corriveau
         ----------------------------        ----------------------------
         Name: Simon Moore                   Name: David O. Corriveau
         Title: President                    Title: Co-CEO & President



D&B ACQUISITION SUB, INC.

    By:  /s/ Simon Moore
         ----------------------------
         Name: Simon Moore
         Title: President

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER

                  Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares of Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer, and, subject to the terms of the Agreement, may terminate the Offer, if there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least 80% of the Outstanding Shares (the "Minimum Tender Condition"). The term "Outstanding Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company, determined as of the scheduled expiration date, as such date may be extended pursuant to Section 1.1(a) of this Agreement. Furthermore, notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, (1) with the consent of the Company or (2) if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

                  (a) there shall be pending any suit, action or proceeding by any Governmental Entity: (i) seeking to restrain or prohibit the acquisition by Parent or Purchaser of any Common Stock or the making or consummation of the Offer or the Merger or any other material transaction contemplated by this Agreement, or resulting in a material delay in or material restriction on the ability of Purchaser to consummate the Offer or the Merger or seeking to obtain from the Company, Parent or Purchaser any damages that would reasonably be expected to have a Material Adverse Effect; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of their respective businesses or assets, as a result of the Offer, the Merger or any other transaction; (iii) seeking to impose limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of the Company; (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Subsidiaries; or (v) which otherwise is reasonably likely to have a Material Adverse Effect;

                  (b) any statute, rule, regulation, legislation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to: (i) Parent, the Company or any of their respective subsidiaries; or (ii) the Offer, the Merger or any other Transaction, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in subparagraph (a) above;

                  (c) there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (except for such as may relate to or arise from (i) economic conditions generally in the United States, or (ii) the transactions contemplated by this Agreement as specifically relating to Parent or Purchaser as the acquiror of the Company);

                  (d) there shall have occurred: (i) any general suspension of trading of securities on any national securities exchange or in the over-the-counter market in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index);
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; or (iiv) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration or worsening thereof;

                  (e) the representations and warranties by the Company contained in this Agreement (which for purposes of this paragraph (e) of Exhibit A shall be read as though none of them contained any Material Adverse Effect or other materiality qualifications) shall not be true and correct in all respects as of the date of this Agreement and at the scheduled or extended expiration of the Offer, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that the representations in Section 3.3 (Capital Structure) as to the number of issued and outstanding shares of capital stock of the Company and Company Stock Options shall be true and correct in all respects;

                  (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by the Company under this Agreement;

                  (g) this Agreement shall have been terminated in accordance with its terms;

                  (h) the Company's Board of Directors fails to make, or withdraws, modifies or changes, in any manner adverse to Parent and Purchaser, its approval or recommendation of the Offer, the Merger or this Agreement; or

                  (i) the Company shall have failed to obtain (i) any third party or governmental consents or approvals required in connection with this Agreement or the transactions contemplated hereby, the failure of which to obtain, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (ii) any of the following consents and approvals:

                           (A) landlord consents required pursuant to the leases governing the following Leased Real Properties: 4821 Mills Circle, Ontario, California; 4661 Palisades Ctr. Drive, West Nyack, New York; and 20 City Boulevard West, Building G, Suite 1, Orange, California; and

                           (B) consents, approvals or authorizations required by all state, city or local liquor licensing boards, agencies or other similar entities for the Company's operations in the following states:
         Michigan, Missouri, Rhode Island and Texas.